                                                                   EXHIBIT 10.7

                        LICENSE, SUPPLY AND DISTRIBUTION
                                    AGREEMENT

                                     BETWEEN

                              ELI LILLY AND COMPANY
                                     "Lilly"

                                       AND

                                  MINIMED INC.
                                    "MiniMed"

                   LICENSE, SUPPLY AND DISTRIBUTION AGREEMENT

     AGREEMENT made between Eli Lilly and Company, an Indiana corporation, whose principal place of business is Lilly Corporate Center, Indianapolis, Indiana 46285 and MiniMed Inc., a Delaware corporation, whose principal place of business is 12744 San Fernando Road, Sylmar, California 91342.

                                   WITNESSETH

     WHEREAS, Eli Lilly and Company and its Affiliates ("Lilly") are a global research-based corporation that develops, manufactures, and sells pharmaceutical and animal health products; and

     WHEREAS, MiniMed and its Affiliates ("MiniMed") desire to obtain a license to certain Lilly intellectual property and for certain manufacturing and selling activities of certain Lilly products;

NOW, THEREFORE, Lilly and MiniMed agree as follows:


1 DEFINITIONS:

     1.1 "ADVERSE EVENT" shall mean any untoward happening in a patient or subject during or after administration of Products via Device, without regard to causal relationship between Products, Device and the event.

     1.2 "AFFILIATE" shall mean any entity which controls ("control" meaning command of at least 50% of the voting shares or ownership interests) is controlled by, or is under common control with, a party to this Agreement, and in countries where 50% control is not permitted by law or administrative practice, the maximum permitted.

     1.3 "AGREEMENT PRODUCTION FORECAST" shall have the meaning as set forth in
Section 3.5 of this Agreement.

     1.4 "BASAL INFUSER" shall mean a mechanical or electro-mechanical device for continuous subcutaneous delivery of drugs without bolus capability.

     1.5 "BULK MATERIAL" shall mean the Lilly Insulin Analog, known as insulin lispro of rDNA origin, in bulk crystal form.

     1.6 "cGCP" shall mean the then current Good Clinical Practices as defined in U.S. Regulations 21 CFR Section 50, 54, 56, 312 and 314, (or in the case of foreign jurisdictions, comparable Section regulatory standards), including those procedures




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expressed or implied in the regulatory filings made with respect to the Product with the FDA or foreign regulatory agents.

     1.7 "cGMP" shall mean current Good Manufacturing Practices as defined in the U.S. regulations 21 CFR Section 210, 211 et seq., and the EEC Guide to Good Manufacturing Practices for Medicinal Products (Vol. IV Rules Governing Medicinal Products in the European Community 1992) and other regulations pertaining to Good Manufacturing Practices in other countries as amended or re-enacted from time to time.

     1.8 "CALENDAR YEAR" shall mean the twelve month period ending on December
31.

     1.9 "CONFIDENTIAL INFORMATION" shall mean each Party's confidential information, inventions, know-how or data, and shall include, without limitation, manufacturing, marketing, financial, regulatory, personnel and other business information and plans, whether in oral, written, graphic or electronic form and whether in existence as of the Effective Date or developed or acquired in the future, except where such information: (i) is public knowledge at the time of disclosure by the disclosing Party; (ii) becomes public knowledge through no fault of the receiving Party; (iii) was in the possession of the receiving Party at the time of disclosure by the disclosing Party as evidenced by proper business records, (iv) is obtained by the receiving party from a third party who is not under an obligation of confidentiality and has a lawful right to make such disclosure. Notwithstanding any other terms in this Agreement relating to confidentiality and/or non-disclosure of information, either Party shall be permitted and allowed to provide a copy of the Agreement to the appropriate U.S. and/or foreign tax authorities, if requested, without advance written notice or approval of the other Party.

     1.10 "CONTINUOUS INFUSION DELIVERY" refers to a device for continuously administering a fluid to a patient parenterally for an extended period of time or for intermittently administering a fluid to a patient parenterally over an extend period of time without having to establish a new site of administration each time the fluid is administered. Continuous Infusion Delivery as used herein shall include, without limitation, pulsatile delivery in which such pulses are sufficiently frequent to physiologically simulate continuous infusion delivery.

     1.11 "DEVICE" shall mean any device designed and/or manufactured by or for MiniMed as identified in the Plan for the Continuous Infusion Delivery of Product for the Field. The term "Device" shall not include diffusion patch devices, Basal Infuser devices, pens or other non-continuous or non-pulsatile infusion delivery devices. Unless otherwise noted, the use of the term "device" in this Agreement is not intended to indicate thereby the definition of "device" in the Federal Food, Drug and Cosmetic Act, as amended.


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     1.12 "EFFECTIVE DATE" shall mean the last date of signature below.

     1.13 "FDA" shall mean the United States Food and Drug Administration, or any successor entity thereto, or any equivalent body elsewhere in the Territory which is responsible for approval of human drug and device applications.

     1.14 "FIELD" shall mean only internal (e.g., implantable) infusion pumps (the "Internal Infusion Pump Field"), or external infusion pumps (e.g., MiniMed's Model 507c) (the "External Infusion Pump Field"), with a useful life of at least one year, such pumps providing delivery into the human body through a cannula, microcannulae, or tube and used for the Continuous Infusion Delivery of insulin or Insulin Analogs for the treatment of diabetes, and not other devices, like, but not limited to, diffusion patches (including iontophoresis-assisted delivery), Basal Infusers (except as provided for herein), pens, etc.

     1.15 "GOVERNMENT APPROVALS" shall mean the official authorizations required as necessary to manufacture, use, distribute, market and sell Products in countries in the Territory.

     1.16 "IMPROVEMENTS" shall mean a patentable invention made during the term of this Agreement by either Lilly, or a third party pursuant to the authority of Lilly ("Lilly Improvement"), or MiniMed, or a third party pursuant to the authority of MiniMed ("MiniMed Improvement"), or jointly by Lilly, or a third party pursuant to the authority of Lilly, and MiniMed, or a third party pursuant to the authority of MiniMed ("Joint Improvement"), that is, at the time the invention is made, dominated by a Valid Claim of Licensed Patents.

     1.17 "INITIAL EXPIRATION DATE" shall mean the date 5 years from the Effective Date.

     1.18 "INSULIN ANALOG" shall mean any protein having an amino acid sequence not corresponding identically to natural human insulin, having functional activity similar to human insulin and having a greater tendency, as compared to natural human insulin, to dissociate to less aggregated states.

     1.19 "LATENT DEFECTS" shall mean defects that exist at time of delivery of Bulk Material to MiniMed that cause Bulk Material to fail to conform to the Specifications or otherwise fail to conform to the warranties provided by Lilly hereunder.

     1.20 "LICENSED CLAIMS" shall have the meaning ascribed to in Appendix I, and all amendments to such Licensed Claims made hereafter in any continuing application and/or any patents issuing on said applications or continuing applications, including, without limitation, any divisions, renewals, continuations, continuations-in-part,



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substitutions, extensions, re-examinations or re-issues thereof in the
Territory.

     1.21 "LICENSED PATENTS" shall mean Lilly's U.S. Patent Application Serial No. 09/096,247 (attached as Appendix H), and any patents issuing on such applications, and any and all divisions, continuations, continuations-in-part, substitutions, extensions, renewals or reissues thereof and any corresponding foreign or United States patent rights thereof in the Territory which claim formulations of Bulk Material or methods of formulating Bulk Material for the Field.

     1.22 "LILLY KNOW-HOW" shall mean all Lilly information, including, without limitation, Confidential Information, tangible materials including Proprietary Materials, ideas, inventions (including patentable inventions), practices, methods, knowledge, know-how, skill, experience, documents, clinical and regulatory strategies, including pharmacological, toxicological and clinical test data, analytical and quality control data, patent and legal data or descriptions, chemical formulations, processes, techniques, data, rights of reference and trade secrets which are owned or controlled by Lilly on the Effective Date or developed by Lilly during the Agreement; which are transferred by Lilly to MiniMed and which are pertinent to the development, use, formulation and obtaining and/or maintaining Governmental Approvals and marketing of Products; which are not the subject of Licensed Patents or Improvements; and which Lilly is not precluded by law or contract (prior to the Effective Date) from transferring to MiniMed.

     1.23 "LILLY PATENTABLE INVENTION" shall mean a patentable invention made by Lilly or a third party pursuant to the authority of Lilly during the term of this Agreement which is not a Lilly Improvement but is useful in the formulation of Products.

     1.24 "LOSSES" shall mean any liabilities, damages, fines, penalties, costs or expenses, including reasonable attorneys' and experts' fees, incurred by either Party which arise from any claim, lawsuit or other action by a third party.

     1.25 "MAJOR MARKET COUNTRY" shall mean at least one of the following: the United States of America, Germany, France or, provided that Reimbursement Approvals are obtained for MiniMed pumps and Products in Japan, Japan.

     1.26 "MANUFACTURING ACTIVITIES" shall mean the activities listed in Appendix A.

     1.27 "MANUFACTURING RESPONSIBILITIES DOCUMENT" ("MRD") shall mean a manual containing certain specifications, procedures, methods and personnel contacts relating to the manufacture and supply of Bulk Material by Lilly to MiniMed that will be compiled and agreed upon prior to the supply of Bulk Material to MiniMed as described according to Section 9.1 of this Agreement. A copy of the table of contents



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of such MRD is attached hereto as Appendix G. Sections of the MRD may be modified from time to time through the issuance of a revised section incorporating the modification and stating the effective date of the modification. Each such revised section shall be signed on behalf of each of the Parties by a duly authorized representative. The authorized representative shall be of a management level no lower than the management level of the authorized representative who signed that section of the original MRD.

     1.28 "MARKET DATE" shall mean the date of MiniMed's first marketing or first commercial sale of Products in a Major Market Country

     1.29 "MINIMED KNOW-HOW" shall mean all MiniMed information, including Confidential Information, tangible materials including Proprietary Materials, ideas, inventions (including patentable inventions), practices, methods, knowledge, know-how, skill, experience, documents, clinical and regulatory strategies, including pharmacological, toxicological and clinical test data, analytical and quality control data, manufacturing, patent and legal data or descriptions, chemical formulations, processes, techniques, data, rights of reference and trade secrets which are owned or controlled by MiniMed on the Effective Date or developed by MiniMed during the Agreement; which are transferred by MiniMed to Lilly; which are pertinent to the development, manufacture, use, formulation and obtaining and/or maintaining Governmental Approvals and marketing of Products; which are not the subject of Licensed Patents or Improvements; and which MiniMed is not precluded by law or contract (prior to the Effective Date) from transferring to Lilly.

     1.30 "MINIMED PATENTABLE INVENTION" shall mean a patentable invention made by MiniMed, or a third party pursuant to the authority of MiniMed, during the term of this Agreement which is not a MiniMed Improvement but is useful in the manufacture and/or formulation of Products.

     1.31 "NDA" shall mean (a) the single application or set of applications for Products and/or pre-market approvals to make and sell commercially Products and compatible commercial Devices, filed by MiniMed or sublicensee thereof with the FDA having the administrative authority to regulate the approval for marketing of new human pharmaceutical or biological therapeutic products, delivery systems and devices and (b) any related registrations with or notifications to the FDA.

     1.32 "PARTY" shall mean Lilly or MiniMed and when used in the plural ("Parties") shall mean both Lilly and MiniMed.

     1.33 "PHASE III CLINICAL TRIALS" shall mean large scale human clinical trials conducted in patients in accordance with cGCPs to achieve a statistically significant level of efficacy and a level of safety in the particular indication tested and required to obtain registration of product with health regulatory authorities.


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     1.34 "PLAN" shall mean MiniMed's research, development, Government
Approvals and marketing program and timetable leading to the successful registration and marketing of Products in conformance with the objectives of this Agreement. The Plan is appended to this Agreement as Appendix D and will be updated by MiniMed no less frequently than annually until Product marketing has commenced in the USA and the European Union.

     1.35 "PROPRIETARY MATERIALS" shall mean tangible materials or substances, including, but not limited to chemicals, metabolites, biological materials, and formulations, which are owned or controlled by Lilly or MiniMed on the Effective Date and/or developed by Lilly or MiniMed, or a third party pursuant to the authority of Lilly or MiniMed, during the Agreement, which are transferred between Lilly and MiniMed and which are pertinent to the development, manufacture, use, formulation and obtaining and/or maintaining Government Approvals and/or sale of Products.

     1.36 "PRODUCT(S)" shall mean formulations of Bulk Material pursuant to the teachings of the Licensed Claims, Improvements and Lilly Know-How in the forms listed in Appendix B for use only in the Field and manufactured and/or marketed/sold by MiniMed and/or any sublicensee of MiniMed.

     1.37 "PURCHASE PRICE" shall mean the price at which Lilly sells the Bulk Material to MiniMed as set forth in Appendix C of this Agreement.

     1.38 "RECALL" shall mean a recall as defined in the RCD.

     1.39 "REGULATORY AND CLINICAL DOCUMENT (RCD)" shall mean a manual containing any protocols or procedures and personnel contacts associated with or necessary for the successful registration and marketing of Products in the Territory, e.g., management of Adverse Events, management of Recalls, compliance with FDA requirements and any other issues related to regulatory affairs and clinical plans as described according to Section 4.2 of this Agreement.

     1.40 "REIMBURSEMENT APPROVALS" shall mean the official authorizations required as necessary to obtain reimbursement from third party payers in the Territory other than the United States.

     1.41 "SELLING ACTIVITIES" shall mean the activities listed in Appendix A.

     1.42 "SEVEN YEAR ROLLING PRODUCTION FORECAST" shall have the meaning as set forth in Section 3.5 of this Agreement.

     1.43 "SPECIFICATIONS" shall mean the then-current Lilly specifications applicable to the manufacture of Bulk Material. As of the Effective Date the Lilly


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specifications applicable to the manufacture of Bulk Material are as set forth in Appendix F.

     1.44 "TERRITORY" shall mean the world.

     1.45 "TOXICOLOGY STUDIES" shall mean all toxicology and absorption, distribution, metabolism and elimination (ADME) studies which are needed to register Products in the Territory.

     1.46 "VALID CLAIM" shall mean a claim included in Licensed Patents that has not expired or been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgment.


2 GRANT

     2.1 GRANT AND TERRITORY. Lilly hereby grants to MiniMed the non-exclusive right to conduct the Manufacturing Activities and the Selling Activities of the Products for the Field in the Territory. MiniMed is granted no rights to products, or manufacture of products, other than set forth in Appendix B. Further, in accordance with the terms of this Agreement, Lilly grants to MiniMed, solely with respect to the Products for the Field in the Territory the following: (i) an exclusive license, except as to Lilly for Lilly research purposes only, to the Licensed Claims (Appendix I) of Licensed Patents (Appendix
H) solely for purposes of performing its obligations under this Agreement; (ii) a right of first negotiation for a period of six (6) months following notice to MiniMed of the existence of a Lilly Patentable invention for use in the Field to an exclusive license including commercially reasonable royalty terms; (iii) a non-exclusive royalty-free license in the Field, solely for purposes of performing its obligations under this Agreement, to Lilly Improvements and to the Lilly Know-How. MiniMed shall have the right to sublicense its rights under Licensed Claims of the Licensed Patents under the same terms and conditions of this Agreement, subject to the provisions of Section 2.3 below.

     2.2 GRANT BACK. (a) In the event that one or more employees of MiniMed or of a third party pursuant to the authority of MiniMed, makes or creates a MiniMed Improvement, MiniMed shall grant to Lilly a worldwide, royalty-free (solely as to MiniMed), nonexclusive license, without the right to sublicense, other than to a commercial partner of Lilly (so long as such commercial partner does not manufacture, market, promote or label products using the Improvements for use in the Field), to such MiniMed Improvement, such grant back being non-terminable under Section 13.5 below.

     (b) In the event that one or more employees of MiniMed or of a third party pursuant to the authority of MiniMed, makes or creates a MiniMed Patentable Invention, MiniMed shall grant to Lilly a worldwide, nonexclusive license, without the



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right to sublicense, other than to a commercial partner of Lilly (so long as such commercial partner does not manufacture, market, promote or label products using the MiniMed Patentable Invention for use in the Field), to such MiniMed Patentable Invention, such nonexclusive license including commercially reasonable royalty terms. In addition, MiniMed grants to Lilly a right of first negotiation, for a period of six (6) months following notice to Lilly of the existence of a MiniMed Improvement or MiniMed Patentable Invention, for an exclusive license to such MiniMed Improvement and such MiniMed Patentable Invention, such exclusive licenses to include commercially reasonable royalty terms.

     2.3 SUBLICENSES. MiniMed shall provide to Lilly a copy of all proposed sublicense agreements to be granted by MiniMed under 2.1 of this Agreement prior to their execution by MiniMed and/or the sublicensee. MiniMed shall include in all sublicense agreements provisions substantially equivalent to its obligations under this Agreement and shall use commercially reasonable efforts to enforce such obligations. No sublicensing shall be permitted by the sublicensee. MiniMed's right to grant a sublicense is contingent upon obtaining prior written approval of Lilly, such approval not to be unreasonably withheld.

     2.4 LILLY'S RETAINED RIGHTS. (a) Subject only to the grant in Section 2.1 above, Lilly shall maintain its unrestricted right in the Territory to supply, distribute, market and/or sell insulin or Insulin Analogs to any third party in any form.

     (b) In addition, upon Lilly's providing MiniMed with notice of its decision to pursue the marketing of products containing Insulin Analogs manufactured in accordance with the teachings of the Licensed Patents, the Improvements or Lilly Know-How (the "Lilly Products"), the rights granted to MiniMed in this Agreement for the External Infusion Pump Field shall become non-exclusive. Lilly will provide MiniMed with eighteen (18) months advance notice of its decision to pursue the marketing of Lilly Products, such notice to include identification of those countries or territories in which Lilly intends to launch Lilly Products. After receipt of such notice from Lilly, MiniMed shall have the option of pursuing the marketing of Insulin Analogs other than the Bulk Material purchased from Lilly in the External Infusion Pump Field (the "Non-Lilly Insulin Analogs"). MiniMed shall provide Lilly with twelve (12) months notice of its decision to pursue the marketing of the Non-Lilly Insulin Analogs. In the event that Lilly exercises its rights under this Section 2.4(b), and MiniMed determines not to pursue the marketing of the Non-Lilly Insulin Analogs, then Lilly will consult with MiniMed concerning the labeling for any Lilly Products intended for use in the External Infusion Pump Field.

     (c) Concurrently with the twelve-month notice required by Section 2.4(b), MiniMed shall provide a forecast of its requirements for Bulk Material for the following twelve months. Lilly shall supply MiniMed with Bulk Material for that twelve-month period. MiniMed's requirements forecast, issuance of purchase orders,



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and Lilly's fulfillment of such orders shall be consistent, to the extent applicable, with the provisions of Sections 3.5 and 3.6.

     (d) Sixty (60) days prior to the expiration of the twelve-month notice period, MiniMed shall provide Lilly a list of its inventory of Product and Lilly shall have, at its option, the right to purchase such Product from MiniMed at a price to be negotiated in good faith between the Parties.

     (e) MiniMed's rights under this Agreement in the External Infusion Pump Field shall terminate twelve (12) months following MiniMed's providing Lilly with notice of its decision to pursue the marketing of the Non-Lilly Insulin Analogs. In the event of such termination, MiniMed's Binding Forecast and the Reserved Capacity shall be equitably adjusted to reflect the elimination of MiniMed's Products in the External Infusion Pump Field.

     2.5 MINIMED'S PREEMPTIVE RIGHTS. If Lilly desires to sell products utilizing the Licensed Patents for use with Basal Infusers, it shall promptly notify MiniMed of such desire. For the one hundred and eighty (180) days following such notice, Lilly shall negotiate exclusively with MiniMed, in good faith, to license MiniMed the rights to conduct the Manufacturing and Selling Activities with products utilizing the Licensed Patents for use in Basal Infusers.

     2.6 LILLY'S PREEMPTIVE RIGHTS. If MiniMed decides to engage in the marketing and promotion of products containing human insulin for use in the External Infusion Pump Field, it shall promptly notify Lilly of such decision. For the one hundred and eighty (180) days following such notice, MiniMed shall negotiate exclusively with Lilly, in good faith, a supply agreement for such human insulin.


3 LILLY'S SALES

     3.1 LILLY'S SALES. Lilly shall sell to MiniMed the Bulk Material. MiniMed shall purchase its entire requirements of the Bulk Material from Lilly or from a supplier approved in writing by Lilly. MiniMed shall use the Bulk Material supplied by Lilly exclusively for the purpose of formulation research and development, evaluation or manufacturing Products for the Field pursuant to this Agreement solely in accordance with the teachings of the Licensed Patents, the Improvements and Lilly Know-How for the Field and the manufacturing requirements set forth in the MRD and in the RCD.

     3.2 DELETION OF PRODUCTS. If Lilly is required by any regulatory agency to withdraw the Bulk Material from the market in any country, Lilly shall have the right to terminate this Agreement in accordance with the terms of Section 13.6(e) of this Agreement for any country or territory in which, at its sole discretion, Lilly decides to withdraw the Product, no matter if the country or territory was included in the



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regulatory agency request. Should Lilly withdraw Bulk Material from the market on a country by country (or territory by territory) basis, MiniMed's minimum purchase requirements pursuant to Sections 3.5 and 3.7 of this Agreement shall be changed to an amount equal to the product of such minimum purchase requirements multiplied by a fraction the numerator of which is the difference between (x) the total dollar amount of MiniMed's worldwide sales of Products in the immediately preceding 12 months and (y) the total dollar amount of Products sold by MiniMed in the immediately preceding 12 months in such country or territory and the denominator of which is the total dollar amount of MiniMed's worldwide sales of Products in the immediately preceding 12 months.

     3.3 PRICES, CURRENCY, AND PAYMENT TERMS. The prices, currency, and payment terms of the Bulk Material are set out in Appendix C. MiniMed shall remit payment of invoices to Lilly upon such terms and conditions. MiniMed shall pay any duties or tax imposed on the importation, exportation or sales of the Products or Bulk Material. Notwithstanding the foregoing, Lilly shall pay all applicable import tax and duties levied on Bulk Product delivered to MiniMed in the United States.

     3.4 MINIMED'S ORDERS OF BULK MATERIAL FOR CLINICAL TRIALS.

     3.4.1. Subject to the completion and execution of the MRD and the RCD, MiniMed shall submit to Lilly an estimate of its quarterly needs of Bulk Material for each ensuing twelve (12) month period for performance of all preclinical and clinical research and development studies leading to commercialization of Products. MiniMed will revise these estimates semiannually or more frequently as appropriate.

     3.4.2. Lilly will promptly meet MiniMed's reasonable requirements for research &development supplies of Bulk Material in accordance with the estimates provided in the Plan and the RCD.

     3.4.3. Lilly shall supply to MiniMed sufficient quantities of Bulk Material necessary for the completion of all testing and clinical trials as agreed in the RCD for Products at no cost to MiniMed.

     3.4.4. Not withstanding anything in this Section 3.4, Lilly will provide no more than 100 Base Grams (as defined in Exhibit C) of Bulk Material at no cost to MiniMed for completion of all testing and clinical trials for Products and an additional 50 Base Grams of Bulk Material from each of three different production lots for validation testing.

     3.5 MINIMED'S FORECASTS OF BULK MATERIAL FOR COMMERCIAL SALE.

     (a) AGREEMENT PRODUCTION FORECAST. As of the Effective Date, MiniMed shall



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provide Lilly with a good faith forecast of its anticipated Bulk Material commercial sale purchase requirements for the term of the Agreement (the "Agreement Production Forecast"). Attached hereto as Appendix E is the Agreement Production Forecast.

     (b) SEVEN YEAR ROLLING PRODUCTION FORECAST. MiniMed shall furnish to Lilly a seven (7) year rolling forecast of its anticipated Bulk Material purchase requirements ("the Seven Year Rolling Production Forecast") of which the first three years of each such forecast will be binding (i.e., the "Binding Forecast") within the limits described below. The first Seven Year Rolling Production Forecast shall be provided to Lilly no later than one hundred eighty (180) days prior to the first anticipated Market Date. That forecast should be for the partial Calendar Year immediately commencing on the first day of the Market Date and cover the six full Calendar Years thereafter. The initial partial Calendar Year and next two full Calendar Year forecasts will be binding within the limits set forth hereafter. At least one hundred eighty (180) days prior to the end of the initial partial Calendar Year and three hundred sixty five (365) days prior to the commencement of each Calendar Year thereafter, MiniMed will furnish Lilly with an updated Seven Year Rolling Production Forecast. The Seven Year Rolling Production Forecast shall be updated each Calendar Year thereafter.

     For the Seven Year Rolling Production Forecasts after the initial Seven Year Rolling Production Forecast, the first (1st) Calendar Year forecast of each Seven Year Rolling Production Forecast, as updated, shall be binding on both Parties but only to the extent that the forecast for such Calendar Year would not cause the quantity of Bulk Material supplied by Lilly to MiniMed during such Calendar Year to exceed the Reserve Capacity tolerance limit as defined in Appendix E.

     In updating the Seven Year Rolling Production Forecast, the revised first
(1st) Calendar Year of each updated Seven Year Rolling Production Forecast shall only be revised by MiniMed within a range of plus or minus ten percent (+ or -10%) of the second (2nd) Calendar Year of the Seven Year Rolling Production Forecast immediately preceding the updated Seven Year Rolling Production Forecast at issue. Similarly, the revised second (2nd) Calendar Year of each updated Seven Year Rolling Production Forecast shall only be revised by MiniMed within a range of plus or minus twenty percent (+ or - 20%) of the third (3rd) Calendar Year of the Seven Year Rolling Production Forecast that immediately preceded the updated Seven Year Rolling Production Forecast at issue.

     For example, if the first Seven Year Rolling Production Forecast provided for the following requirements:


                      YEAR                    REQUIREMENT

                       1                           A
                       2                           B

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


                      YEAR                    REQUIREMENT

                       3                           C
                       4                           D
                       5                           E
                       6                           F
                       7                           G

     Then the next revised Seven Year Rolling Production Forecast shall be:



                      YEAR                    REQUIREMENT

                       1                      B +/- 10%
                       2                      C +/- 20%
                       3                      H
                       4                      I
                       5                      J
                       6                      K
                       7                      L

     To the extent that such revisions to the first (1st) and (2nd) Calendar Year of the Seven Year Rolling Production Forecast exceed the foregoing prescribed ranges (+/- 10% and +/- 20%, respectively) during any Calendar Year and as long as it is within the tolerance limits as defined in Appendix C, such amount in excess of the prescribed ranges shall not be binding on Lilly. Any amount in excess of the maximum range will be considered as an offer to Lilly to supply such additional amount which Lilly may accept, in its sole discretion, and supply if Lilly determines that it has Bulk Material available. Any amount less than the minimum amount in the range shall not be accepted and MiniMed shall be required, at MiniMed's option, either to purchase the Bulk Material in the prescribed amount at the low end of the range or pay the Penalty (as described below).

     For the next Seven Year Rolling Production Forecast, the forecasted amount for the First Year of the Seven Year Rolling Production Forecast will be based on the forecast for the Second Year of the previous Seven Year Rolling Production Forecast within the required range so that forecasts above the maximum amount will be deemed to be at the maximum amount in the range and forecasts below the minimum amount in the range will be deemed to be at the minimum amount. Similar adjustments will be made to the forecast for the Third Year of the previous Seven Year Rolling Production Forecast in order to establish the forecast range for the Second Year of the subsequent Seven Year Rolling Production Forecast.

     The first (1st) Calendar Year forecast of each Seven Year Rolling Production Forecast, as updated, shall be binding on both Parties but only to the extent that the forecast for such Calendar Year would not cause the quantity of Bulk Material supplied by Lilly to MiniMed during such Calendar Year to exceed the Agreement



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Production Forecast by the limits defined in Appendix E for that specific
Calendar Year.

     For each Calendar Year following the Market Date until termination of the Agreement, MiniMed shall purchase from Lilly, at least an amount of Bulk Material equal to the amount forecasted within the mandated ranges in the Binding Forecast. In the event that during any particular Calendar Year MiniMed fails to purchase a quantity of Bulk Material at least equal to the Binding Forecast, within thirty (30) days after the end of such Calendar Year, MiniMed shall advise Lilly in writing of whether it would like Lilly to: (a) have Bulk Material shipped to MiniMed under the terms described hereunder; or (b) pay Lilly a penalty (the "Penalty") equal to the volume shortfall multiplied by the prices defined in Appendix C times 0.6. Failure of MiniMed to do one of either to meet its purchase requirements as set forth in the Binding Forecast in any Calendar Year or to pay Lilly the Penalty is a material breach of the Agreement.

     (c) RESERVED CAPACITY. If at any time MiniMed's Seven Year Rolling Production Forecasts call for quantities of Bulk Material that exceed the maximum tolerance limit above the Agreement Production Forecast as defined in Appendix E ("Reserved Capacity"), Lilly shall not be obligated to supply MiniMed with such desired increased quantities of Bulk Material. Lilly, at its discretion, will consider, on a case-by-case basis, supplying MiniMed some or all of this additional request for Bulk Material at such time. If Lilly cannot supply some or all of MiniMed's request for Bulk Material above the Reserved Capacity, then MiniMed has the option to meet with Lilly to discuss whether MiniMed would be willing to assume a pro rata portion of any costs incurred by Lilly to increase its manufacturing capacity.

     (d) MINIMUM CAPACITY. If at any time MiniMed's Seven Year Rolling Production Forecasts call for quantities of Bulk Material that fall below the lowest tolerance limit below the Agreement Production Forecast as defined in Appendix E ("Minimum Capacity"), MiniMed shall pay Lilly an amount equal to the sum of unmitigated and/or unavoidable costs incurred by Lilly with respect to idle capacity that would have been utilized had the Seven Year Rolling Production Forecast equaled the Minimum Capacity plus the allocable annual straight-line depreciation computed in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP) allocated with respect to such idle capacity; multiplied by 1.1. For example, the arithmetic formula illustrating the foregoing is [(unmitigated and/or unavoidable cost + depreciation) x (1.1)].

     3.6 MINIMED'S PURCHASE ORDERS OF BULK MATERIAL FOR COMMERCIAL SALE.

     Within ninety (90) days of Lilly's receipt of a purchase order that does not exceed the Binding Forecast, Lilly shall use commercially reasonable effort to meet such requested shipment date and MiniMed shall purchase Bulk Material in accordance with the terms of this Agreement. Each purchase order shall not be less than 20% and not more than 60% of the total requirements for that Calendar Year. Each purchase order shall indicate the delivery date and location within the continental United States for Bulk Material to be supplied to MiniMed. Moreover, except for writings specifying quantity ordered, delivery dates, and invoice information set forth in each purchase order that are not in conflict with the terms of this Agreement, supply and purchase obligations related to such purchase orders shall be solely by the terms of this Agreement and none of the terms or conditions of MiniMed's purchase orders, Lilly's acknowledgment forms or any other forms shall be applicable. Lilly shall not be required to make more than four shipments per Calendar Year.

     3.7 MINIMED MINIMUM PURCHASE OF BULK MATERIAL. Subject only to the provisions of Sections 3.2 and 13.6(a) of this Agreement, MiniMed agrees to purchase at least fifteen (15) kilograms of Bulk Material under the terms of this Agreement. Should this Agreement expire or terminate (other than under the provisions of Section 13.6(a)) without MiniMed having met the minimum Bulk Material purchase requirement of this Section 3.7, MiniMed shall purchase the amount of such short fall within ten (10) days of such notice of termination. In the event that Lilly withdraws Bulk Material from a country or territory prior to the Market Date, then MiniMed's minimum purchase requirement for that country or territory shall be adjusted pursuant to the formula set forth in Section 3.2.


4 MINIMED'S GENERAL PERFORMANCE

     4.1 PLAN MANAGEMENT. So that Lilly may be kept informed as to the progress of the Plan, upon execution of this Agreement and the subsequent agreement upon the RCD and the MRD, Lilly and MiniMed shall promptly thereafter organize a Plan Committee with two (2) members from each company. MiniMed will use commercially reasonable efforts to implement the Plan as amended from time to time by the Plan Committee and only MiniMed shall have the responsibility for implementation of the Plan. MiniMed, however, will have no obligation to implement provisions of the Plan that relate to countries or sovereign jurisdictions in which MiniMed's rights hereunder are not exclusive. The Parties will hold regular meetings of the Plan Committee (no fewer than two (2) annually) to review the Plan and conduct telephonic conferences as needed. The Plan Meetings will alternate between MiniMed's designated facility and Lilly's designated facility. Minutes of all such meetings will be prepared. Responsibility for the minutes will alternate between the Parties, MiniMed being responsible for the minutes of the first meeting, but minutes will not become official until agreed upon by a majority of the members of the Plan Committee. Each Party will bear all expenses associated with attendance of its employees at such meetings held at the other Party's designated facility.

     4.2 CREATION AND REVIEW OF THE RCD. Following the Effective Date,

MiniMed shall prepare an initial draft of the RCD. Lilly shall assist MiniMed, as MiniMed may from time to time request, in the preparation of this draft. MiniMed shall then submit such draft to Lilly for Lilly's review and approval. The Parties shall then each appoint one medical and one regulatory person to meet at least two times per year to review, discuss, update, and implement the RCD. In the event that during such a meeting, issues arise which must be decided, decisions will be reached by a simple majority vote of those present. In the event of a tie vote, a Vice President or higher of both Lilly and MiniMed shall negotiate in good faith to reach a decision. All meetings will be summarized and documented in confidential written minutes.

     4.3 DILIGENCE REGARDING GOVERNMENT APPROVALS AND MARKETING OF PRODUCTS.

     (a) In accordance with the Plan, and subject to the compilation, execution and continued renewal of the RCD, MiniMed, at its own cost and expense, shall use commercially reasonable efforts to develop, obtain Government Approvals, obtain Reimbursement Approvals, market Products, maximize sales in the Territory and secure the proper use and efficient distribution of Products. MiniMed agrees to pursue these efforts at least as diligently as it develops its other products of similar commercial potential and at similar stages of development. Lilly further covenants to take all other actions reasonably requested by MiniMed, at MiniMed's cost, and in accordance with Section 9.3, to assist MiniMed in its efforts to obtain Government Approvals and Reimbursement Approvals.

     (b) Within sixty (60) days of each anniversary of the Effective Date of this Agreement until onset of marketing of Products in a Major Market Country, MiniMed will provide Lilly with written reports which summarize the results of MiniMed's research, development, registration and marketing efforts respecting the Products.

     (c) Lilly will provide to MiniMed the FDA toxicology information available to Lilly relating to Products. Lilly also agrees to conduct a toxicology study on the Products not to exceed thirty (30) days in duration if such additional toxicology information is required by the FDA. So long as Lilly's efforts with respect to toxicology are limited to the foregoing, Lilly, at its own cost and expense, shall have the responsibility of managing any toxicology issues related to the Products associated with those efforts. Should FDA indicate that additional toxicology studies other than the thirty (30) day toxicology study are necessary, both Lilly and MiniMed shall have the right to terminate this Agreement within ninety (90) days of such indication by the FDA in accordance with the terms of Section 13.6(e) of this Agreement.

     (d) MiniMed shall have the responsibility of organizing, managing, conducting and funding any clinical trials for Products in the Territory in accordance with the RCD. Further, MiniMed shall utilize Lilly's analytical methods, which Lilly shall make available to MiniMed in written form, for assaying/approving the Products and will provide Lilly with the results of these tests. MiniMed shall keep Lilly's analytical methods and the results of these tests confidential, except as the disclosure of such analytical methods and results are required by FDA. Lilly will provide to MiniMed the Bulk Material, and any information and documentation on such Bulk Material, necessary to do the clinical trials. MiniMed shall file for Government Approvals of Products in the United States, Germany and France, and in Japan if MiniMed obtains Reimbursement Approval for a Device, in accordance with the obligations of the Plan, and will begin to market Products in each such country within six (6) months of receipt of Government Approvals and Reimbursement Approvals in such country. MiniMed represents and warrants that it will use commercially reasonable efforts to obtain Government Approvals and Reimbursement Approvals in the United States, Germany, France and in Japan in accordance with the Plan and the RCD.

     (e) Nonperformance by MiniMed of the obligations of this Section 4.3, the obligations of the Plan, or a failure by MiniMed to launch in each country where Government Approvals and Reimbursement Approvals have been granted within the period prescribed in the Plan or, if the Plan is silent on such time period, within six months of such Approvals, which failure continues for six (6) months after written notice from Lilly, shall cause, at Lilly's option (i) conversion of the exclusive license to a nonexclusive license in such country and a 15% increase in the price of Bulk Material purchased for distribution in such country, or (ii) termination of the Agreement for such country; or (iii) the termination of the Agreement in the Territory if such failure to launch occurs in the U.S, France or Germany. Under any option, MiniMed agrees to provide any future licensee of the Licensed Patents, the Know-How and the Lilly Improvements the ability to reference the regulatory filings made by MiniMed in that country, and a non-exclusive, royalty free license to the MiniMed Know-How and MiniMed Improvements in that country. Should Lilly exercise its right to terminate the Agreement under Section 4.3(e)(ii) or Section 4.3(e)(iii), the termination shall be in accordance with the terms of Section 13.6(e) of this Agreement.

     4.4 PRODUCT REGISTRATION, NECESSARY DOCUMENTS AND LICENSES. Subject to definitive approval from the FDA and approval from the Regulatory Steering Committee, MiniMed shall be responsible for preparing, filing and maintaining, at all times any governmental, public health, import permits, licenses and approvals required to enable it lawfully to perform Selling Activities and Manufacturing Activities of the Products in the Field in the Territory in accordance with the Plan and the RCD. MiniMed shall be responsible for the preparation of any regulatory filings required in order to conduct clinical trials on Products and shall be the owner and party of record for all such regulatory filings. Specifically, MiniMed will hold both the NDA related to the Device (FDA 510k filing) and the NDA for the use of the Product in the Field. Lilly must review all submissions prior to being submitted to the FDA and the proposed submission will only be considered approved upon written confirmation from Lilly, which confirmation shall not be unreasonably withheld or delayed. Lilly will use reasonable efforts to provide MiniMed with such written confirmation within thirty (30) days (but in no event longer than sixty (60) days) from receipt of MiniMed's proposed submission. MiniMed shall provide Lilly permission to provide FDA with reference access to any MiniMed NDA filed relating to this Agreement. MiniMed shall further provide Lilly with access to all MiniMed's data and work relating to the Product. Such access, however, will exclude use of MiniMed NDA for Products to be used in the Field. The Products shall be registered in MiniMed's name or in the name of its designee. Upon termination or expiration of the Agreement, MiniMed shall forthwith take commercially reasonable efforts to transfer all registrations and regulatory filings of Products to Lilly or Lilly's designee at Lilly's cost. This covenant shall survive termination or expiration of this Agreement.

     4.5 MINIMED'S MAINTENANCE OF SUFFICIENT STOCK OF BULK MATERIAL AND PRODUCTS. MiniMed shall maintain in a suitable warehouse in the Territory, properly rotated stocks of Products and Bulk Material (in those countries where Manufacturing Activities are conducted) under proper storage and security conditions that comply with cGMPs and Government Approvals. MiniMed also shall maintain an efficient system of stock control and shall permit Lilly representatives upon prior request, and at all reasonable business hours, to have access to all stocks supplied under this Agreement and all stock records relating thereto for purposes of inspection, to insure adequate stock levels, dates of rotation, audit inventory records for Bulk Material, manufacturing, distribution and proper storage and security conditions. As part of the MRD and under Section 9.3, Lilly agrees to provide MiniMed with recommendations regarding a system of stock control.

     4.6 NON-COMPETITION. Subject to Section 2.4 hereof, during the term of this Agreement, MiniMed shall not in any way be involved or connected with the manufacture or use for clinical or post-clinical development, sale, distribution or promotion, either directly or indirectly, of Insulin Analogs in the Field, other than the Bulk Material purchased from Lilly and used in the Products, nor shall they use or consent to the use by any person of any trademarks, business names or packaging that may result in confusion to the public or unfair competition to Products. Failure of MiniMed to keep this covenant is a material breach of this Agreement and Lilly shall have the right to terminate this Agreement in accordance with the terms of Section 13.2 of this Agreement.

     During the term of this Agreement, Lilly shall not be in any way involved or connected with the commercialization of Lilly Patentable Inventions conceived after the Effective Date of this Agreement for the Field other than through MiniMed. Failure of Lilly to keep this covenant is a material breach of this Agreement and MiniMed shall have the right to terminate this Agreement in accordance with the terms of Section 13.2 of this Agreement.

     During the term of this Agreement, MiniMed's pharmacy businesses shall continue to be able to advertise, distribute and sell commercially available finished pharmaceutical products, including Insulin Analogs. Upon launch of Products for the Internal Infusion Pump Field, and in addition to the above non-competition prohibitions of this Section 4.6, MiniMed covenants that its pharmacy businesses will not engage in the marketing and promotion of any products containing human insulin or Insulin Analogs for use in the Internal Infusion Pump Field. Further, MiniMed covenants that its pharmacy businesses will not engage in the pharmacy filling of pump cartridges with Insulin Analogs. Failure of MiniMed to keep these covenants is a material breach of this Agreement and Lilly shall have the right to terminate this Agreement in accordance with the terms of Section 13.2 of this Agreement.


     4.7 LILLY'S CO-MARKETING/CO-PROMOTION OPTION. Pursuant to this Agreement, and subject to Section 2.4 hereof, MiniMed warrants that it has the right to grant and hereunder so grants Lilly the world-wide exclusive right to match any bona fide offer to co-market / co-promote Products directly to physicians that MiniMed contemplates entering into with any third party to co-market/co-promote Products with MiniMed (the "Option to Match"), provided, however, that the Option to Match shall not apply to promotions with a term of less than one year, that encompass less than substantially all of any given country, or pertain to countries where MiniMed's rights under Section 2.1 are no longer exclusive.

     To ensure that Lilly has adequate time to consider whether it should exercise the Option to Match with respect to a particular co-marketing/co-promotion arrangement at issue, MiniMed, prior to entering into any such arrangement with any third party for Products, shall provide Lilly with written notification of its intent to enter into such arrangement and the terms related thereto, together with other relevant information that would be reasonably useful to a potential co-marketing/co-promotion partner of Products to assess the commercial Products co-marketing/co-promotion opportunity at issue. Upon receipt of such notice Lilly shall have forty-five (45) days in case MiniMed receives a co-marketing/co-promotion offer and ninety (90) days in case MiniMed desires to make a co-marketing/co-promotion offer to any other party, including Lilly, to exercise the Option to Match (the "Option Period").

     In the event that Lilly exercises this Option to Match under this Section 4.7, Lilly shall be MiniMed's co-marketer/co-promoter of Products pursuant to the terms substantially similar to the material terms set forth in the bona fide offer at issue and the Parties hereto shall prepare and enter into an agreement of essentially the same terms. Conversely, if Lilly does not exercise the Option to Match within the Option Period with respect to a particular co-marketing/co-promotion arrangement, MiniMed will be free to enter into the particular arrangement disclosed to Lilly pursuant to the written notice described above in this Section 4.7. If MiniMed does not enter into the particular arrangement at issue, Lilly's Option to Match any new proposal under this Section 4.7 shall be maintained. If MiniMed enters into the particular arrangement at issue, Lilly's Option to Match under this Section 4.7 shall be maintained for all countries and regions of the Territory that are not part of the co-marketing/co-promotion at issue.

     This Section 4.7 does not apply either to MiniMed symposia promoting diabetes education and management and/or Devices or to MiniMed's existing contractual agreements with Roche Diagnostics/Boehringer Mannheim Corporation.


5 PATENTS

     5.1 INVENTIONS, PATENTS AND IMPROVEMENTS PROSECUTION, MAINTENANCE AND PAYMENTS

     (a) Inventorship shall be determined under the patent law of the United States of America. Inventions made by employees of Lilly or third parties pursuant to the authority of Lilly shall be assigned to and prosecuted by Lilly, inventions made by employees of MiniMed or third parties pursuant to the authority of MiniMed shall be assigned to and prosecuted by MiniMed and inventions made jointly by employees of Lilly and MiniMed or third parties pursuant to the authority of Lilly and MiniMed shall be assigned jointly to Lilly and MiniMed. Unless otherwise agreed to, in writing, by the Parties prior to filing, Lilly shall be responsible for filing and prosecution of joint (Lilly and MiniMed) applications which encompass an Improvement, while the Parties will agree as to prosecution of any other joint applications arising under this Agreement.

     (b) Lilly will file, prosecute, and maintain the Licensed Patents and all patent applications and patents enabling the Lilly Improvements consistent with and pertinent to the license rights granted under this Agreement. MiniMed will file, prosecute, and maintain all patent applications and patents enabling the MiniMed Improvements and MiniMed Patentable Inventions consistent with and pertinent to the license rights granted under this Agreement.

     5.2 DISCONTINUATION OF PATENT PROSECUTION BY LILLY. In the event that Lilly elects not to continue to prosecute or maintain any patent or patent application included in the Licensed Patents or Lilly Improvements, it shall notify MiniMed at least sixty (60) days prior to taking, or not taking, any action which would result in abandonment, withdrawal, or lapse of a patent or patent application. MiniMed shall then have the right to continue maintenance or prosecution of the patent or application at its own expense, and Lilly will assign, or use reasonable efforts to have assigned, any such application or patent to MiniMed, and such application or patent shall cease to be encompassed by Licensed Patents or Lilly Improvements. However, Lilly will retain a royalty-free, non-exclusive, worldwide license, without the right to sublicense, under any such patents or patent applications.

     5.3 DISCONTINUATION OF PATENT PROSECUTION BY MINIMED. In the event that MiniMed elects not to continue to prosecute or maintain any patent or patent application included in the MiniMed Improvements or MiniMed Patentable Inventions, it shall notify Lilly at least sixty (60) days prior to taking, or not taking, any action which would result in abandonment, withdrawal, or lapse of a patent or patent application. Lilly shall then have the right to continue maintenance or prosecution of the patent or application at its own expense, and MiniMed will assign, or use reasonable efforts to have assigned, any such application or patent to Lilly, and such application or patent shall cease to be encompassed by MiniMed Improvements or MiniMed Patentable Inventions. However, MiniMed will retain a royalty-free, non-exclusive, worldwide license, without the right to sublicense, under any such patents or patent applications for Products for the Field.

     5.4 ACTION FOR INFRINGEMENT OF PATENTS. Subject to the provisions of
Section 2.4 of this Agreement, if any infringement or possible infringement of any patent included within Licensed Patents or Lilly Improvements concerning the Field comes to the attention of either Party, the Party will promptly notify the other Party of such event. Lilly shall have the right but not the obligation at its expense to initiate legal action against the alleged infringer. If within ninety (90) days from the date on which Lilly is notified or otherwise becomes aware of any such infringement, Lilly has not terminated such infringement, or initiated legal action against the alleged infringer aimed at ending such infringement, Lilly, will, upon written request by MiniMed, grant to MiniMed the right to prosecute an action against the alleged infringer and, at MiniMed's request, Lilly agrees to be joined as a party plaintiff and to cooperate with MiniMed in such action. Out of any damages or awards recovered by MiniMed in such action conducted by MiniMed, Lilly will recover any expenses which it incurred on behalf of the litigation. Any amount remaining belongs to MiniMed.

     5.5 NON-ISSUANCE OF LICENSED PATENT. If the Licensed Patent (including all of the Licensed Claims) does not issue in one or more of the Major Market Countries, MiniMed's minimum purchase requirement will be decreased according to the formula set forth in Section 3.2.


6. SHIPPING

     6.1 SHIPMENT. All shipments of Bulk Material from Lilly to MiniMed will be shipped in accordance with the shipping and packaging instructions mutually agreed upon by the Parties pursuant to the MRD to MiniMed's facility in Sylmar, California or such other destination in the United States as may be set forth in the applicable purchase order. Each shipment from Lilly to MiniMed shall be accompanied by a Certificate of Analysis ("COA"). Lilly and MiniMed will discuss in good faith Lilly shipping Bulk Material to MiniMed for destinations outside the United States. Both Parties must agree with the shipping and packaging instructions before Lilly will be obligated to make any shipments of Bulk Material outside the United States.

     6.2 SHIPPING COSTS. Delivery of Bulk Material by Lilly shall be made Free On Board (FOB) shipping point - Lilly's manufacturing facility, to such common carrier as MiniMed shall designate. Lilly shall arrange the transportation of Bulk Material to MiniMed on terms of shipment desired by MiniMed on the understanding that all costs and risks involved shall be solely borne by MiniMed.

     6.3 TITLE AND RISK OF LOSS. Title and risk of loss or damage to the Bulk Material shall pass to MiniMed upon delivery of the Bulk Material by Lilly to such common carrier designated by MiniMed, FOB shipping point - Lilly's manufacturing facility.


VII      AUDIT RIGHTS

     7.1 MANUFACTURING AUDIT RIGHTS. Upon Lilly's written request and at Lilly's sole expense, MiniMed will allow Lilly, or Lilly's representatives, to review MiniMed's cGMP processes and procedures as such processes relate to Bulk Material, as well as documents relating to the inventory control process. The confidentiality provisions of this Agreement shall apply to such an audit. Such review may occur no more frequently than once every year with at least a minimum of fourteen (14) days advance written notice. MiniMed shall be obligated to act on such review. All information gathered from such review including, without limitation, the findings and results related thereto shall be deemed Confidential Information as that term is defined under Section 12.1 of this Agreement.

     7.2 PURCHASE RECORD AUDIT RIGHT. In connection with the sales information provided by MiniMed as described in Appendix C (i.e., Estimated and Actual Geographic Quantities (U.S., European Union, Japan and rest of the world), such information shall be open to review and verification for up to two (2) years following the Calendar Year to which such records relate, by Lilly or its representatives. Such review may include examination of sales registers, customer invoices, shipping logs, bills of ladings, sales forecasts and examination of external auditor workpapers. Lilly may request these reviews no more frequently than on an annual basis in connection with the calculation of the Weighted Average Price as described in Appendix C. The costs of such reviews shall be borne solely by Lilly unless such audit results in an increase in payment to Lilly of more than 5% over any Calendar Year, in which case the documented costs of such audit shall be borne solely my MiniMed. All information gathered from such review including, without limitation, the findings and results related thereto shall be deemed Confidential Information as that term is defined under Section 12.1 of this Agreement.

8. BULK MATERIAL TESTING/INSPECTION

     8.1 QUALITY ASSURANCE. Lilly shall perform in-processing testing on Bulk Material to ensure compliance with cGMP and the Specifications.

     8.2 BULK MATERIAL INSPECTION. MiniMed shall have a period of thirty (30) days from the date of MiniMed's receipt of Bulk Material and the related Certificate of Analysis (COA) (the "Testing Period"), to inspect any shipment of Bulk Material to determine whether such shipment conforms to the Specifications in accordance with tests as mutually agreed upon by the Parties pursuant to the MRD. MiniMed will run tests only as agreed by Lilly and MiniMed in the MRD. If MiniMed determines that the Bulk Material does not conform to the Specifications based on the test(s) defined in the MRD, it shall immediately notify Lilly by telephone, and shall send Lilly written confirmation of such notice as soon as reasonably possible but in no event in excess of five (5) business days thereafter (the '`Notification Period"). Except for claims under Sections 9.7 and 11.1 and claims resulting from Latent Defects, MiniMed's failure to inspect the Bulk Material within the Testing Period or notify Lilly within the Notification Period will be deemed, for purposes of this Agreement, as MiniMed's acceptance of such shipment and shall constitute a waiver of any claims MiniMed may have against Lilly with respect to such shipment subject, however, to MiniMed's right to reject Bulk Material for Latent Defects discovered by MiniMed or MiniMed's customer(s) after such stipulated periods have expired. If Lilly agrees that the Bulk Material does not conform to the Specifications based on the test(s) run by MiniMed as defined in the MRD, MiniMed shall return the non-conforming Bulk Material to Lilly at a location designated by Lilly and at Lilly's expense. Lilly shall use commercially reasonable efforts to replace any non-conforming Bulk Material within the shortest possible time. MiniMed shall have no financial responsibility to Lilly for this non-conforming Bulk Material but shall pay Lilly the Purchase Price for acceptable replacement Bulk Material.

     8.3 TRANSFER OF BULK MATERIAL. MiniMed, and/or any sublicensee(s) of MiniMed of marketing rights related to the Product, shall not sell or otherwise transfer Bulk Material to third parties without the express written consent of Lilly.

     8.4 INVENTORY CONTROL PROCESS. Prior to commencement of shipment of Bulk Material for commercial sale, MiniMed shall have in place and shall institute and maintain an inventory control process reasonably necessary to track and monitor Bulk Material as is ordinary and customary under industry standards under the circumstances.

     8.5 BULK MATERIAL QUALITY DISPUTES. In the event Lilly does not agree with MiniMed's determination that the Bulk Material fails to meet Specifications, the Parties shall, in good faith, attempt to resolve such dispute. In the event the Parties cannot resolve such dispute among themselves they may submit the matter to an independent third party testing laboratory agreeable to both Lilly and MiniMed for a binding advisory opinion. The expenses of obtaining the advisory opinion shall be equally shared by Lilly and MiniMed. The Parties will identify the agreed upon independent third party testing laboratory in the MRD.

     8.6 PROCESS CHANGES. Subject to the other provisions of this Agreement, Lilly shall have the sole right and responsibility to make any and all process changes with respect to Bulk Material as it may deem appropriate. Lilly shall have process change procedures in place to ensure that appropriate personnel (including quality control) assess proposed process changes to ensure that they are within the registration and do not adversely impact the quality or stability (as defined in the MRD) of the Bulk Material, together with procedures that help it determine if process changes are occurring and guide it in administering such changes. If, in Lilly's reasonable belief, any proposed bulk manufacturing process change relating to the Bulk Material would require prior submission to the FDA for its approval, then Lilly shall notify MiniMed of the existence of such proposed change (the "Change Notice") no less than ninety (90) days prior to Lilly's submitting it to the FDA. Notwithstanding the foregoing, in the event that Lilly makes a change to its processes related to Bulk Material, MiniMed shall be solely responsible for any impact such change may have on the regulatory costs associated with MiniMed's use of Bulk Material in the Product (e.g., MiniMed's FDA responsibility/interaction with respect to its Product that uses Bulk Material).

     8.7 STOCKPILING OF BULK MATERIAL.

     8.7.1 Should MiniMed determine that the Change Notice will render the Bulk Material commercially unusable in Internal Pumps, MiniMed shall provide Lilly notice of such determination and the data upon which it is based. MiniMed may terminate this Agreement within thirty (30) days receipt of the Change Notice.

     8.7.2 Alternatively, upon MiniMed's receipt of the Change Notice, MiniMed may submit to Lilly a firm order to purchase Bulk Material made under the old bulk manufacturing process in advance from Lilly (the "Advance Purchased Bulk") not to exceed up to three (3) times the actual amount of Bulk Material purchased by MiniMed in the twelve (12) months immediately preceding receipt of such Change Notice in accordance with the terms of this Agreement.

     8.7.3 Lilly shall use commercially reasonable efforts to supply MiniMed with the Advance Purchased Bulk subject to Lilly's capacity constraints.

     8.7.4 In addition, in the event that MiniMed determines, in its sole discretion, that such a process change renders the Bulk Material unusable in Internal Pumps, the parties shall, in good faith, collaborate in an attempt to develop and validate a new process for the manufacture or formulation of the Bulk Material that is suitable. Notwithstanding the foregoing, Lilly shall not be obligated to implement any such new process.

     8.7.5 Should MiniMed terminate this Agreement under this Section 8.7, MiniMed's sole remedy for this termination is to purchase Bulk Material in advance from Lilly.

     8.7.6 Lilly shall have no obligation to MiniMed for any damages or indemnification for any losses incurred by MiniMed by reason of such termination of the Agreement.


9 MANUFACTURE OF PRODUCTS AND REGULATORY

     9.1 CREATION OF MANUFACTURING RESPONSIBILITY DOCUMENT. Prior to the first shipment of Bulk Material by Lilly to MiniMed, MiniMed and Lilly shall compile and agree upon a Manufacturing Responsibilities Document (an outline of which is attached hereto as Appendix G) and such other terms to be mutually agreed upon in good faith, including, without limitation, refrigeration requirements, environmental assessment, inspection of MiniMed and/or its designated third party manufacturing facilities to confirm that they conform to cGMP, and MiniMed's responsibilities with respect to compliance with global governmental regulations (e.g., regulatory and environmental).

     9.2 MINIMED'S MANUFACTURING FACILITY. MiniMed shall maintain at all relevant times all governmental permits, licenses, approval, and authorities to the extent required to enable it lawfully to properly perform the Manufacturing Activities of the Products. Lilly shall approve of the facility that performs the Manufacturing Activities.

     9.3 LILLY'S TECHNICAL ASSISTANCE. Lilly shall supply MiniMed technical assistance, information relating to the Manufacturing Activities, recommendations regarding a system of stock control per Section 4.5, and such other information as MiniMed shall reasonably request, at the rate of $125/hour for the first 150 hours per Calendar Year and at the rate of $250/hour for all additional time thereafter. MiniMed shall reimburse Lilly for all out-of-pocket expenses associated with providing MiniMed with such technical assistance. MiniMed shall treat and keep all information provided by Lilly to MiniMed as confidential. The MRD shall address the tracking and billing of Lilly's time on these matters.

     9.4 MANUFACTURING STANDARDS. MiniMed, or its designated third party, shall perform the Manufacturing Activities of the Products in accordance with the Specifications, the packaging and labeling practices, and quality stipulations set forth in the MRD attached as Appendix G to this Agreement and as reasonably supplied and/or specified by Lilly from time to time. MiniMed, or its designated third party, shall at all times comply with cGMP and all regulatory commitments. Prior to compilation and execution of the MRD, MiniMed shall permit authorized representatives of Lilly to enter and inspect any and all manufacturing facilities relating to the Products. As part of the MRD, MiniMed shall permit authorized representatives of Lilly at all reasonable times and upon reasonable prior notice to MiniMed:

     9.4.1 to enter and inspect any and all manufacturing facilities relating to the Products,

     9.4.2 to inspect copies of relevant batch documentation thereof to ascertain whether MiniMed complies with the covenants set forth in this Section.

Lilly will need to approve all analytical methods that MiniMed develops and/or uses to test the quality of the Product Specifications. MiniMed shall be responsible for all product testing and batch release for clinical trials and commercial activities and shall make the results of any such tests available to Lilly. In accordance with Section 9.3, Lilly will provide MiniMed technical assistance in curing deficiencies of lots or batches of Products not meeting Specifications.

     9.5 NOTICE OF INSPECTIONS. MiniMed shall provide Lilly with immediate notice of any governmental or regulatory review, audit or inspection of its facility, processes, or products that might relate to the Products. MiniMed shall provide Lilly with the results of any such review, audit or inspection. Lilly shall be given the opportunity to provide reasonable assistance to MiniMed in responding to any such review, audit or inspection relating to the Products.

     9.6 RIGHT OF REFERENCE ACCESS TO LILLY NDA. In accordance with the terms set forth herein and subject to the approval of the Steering Committee, Lilly shall provide MiniMed permission to provide FDA with reference access to Lilly's NDA granted by FDA covering Bulk Material, solely for the purpose of reviewing MiniMed's pump formulation/infusion pump FDA registration submission, which shall be done in MiniMed's name. MiniMed agrees that any reference(s) to the NDA does not give to MiniMed any right whatsoever to obtain access to the NDA absent the express prior written consent of Lilly.

     9.7 RECALLS. In the event of a Recall, the Parties will follow the recall procedure as identified in the MRD.

     9.8 REIMBURSEMENT APPROVALS. At Lilly's sole discretion, Lilly shall make available to MiniMed, and shall authorize MiniMed to use, Confidential Information in support of MiniMed's efforts to obtain reimbursement for the Products.

10 APPROVAL OF PROMOTIONAL MATERIAL

     10.1 APPROVAL OF PROMOTIONAL MATERIAL. MiniMed shall submit to Lilly, or its designee, for prior written approval all advertising, technical information, promotional materials, labeling, package inserts, and other written materials which MiniMed proposes to use for the purpose of the Manufacturing Activities and Selling Activities of the Products for the Field in the Territory. Lilly shall identify any portions of such materials that it considers objectionable and state the basis for such objection. Unless rejected by Lilly within thirty
(30) days of the submitted written materials for distribution in the U.S. and sixty (60) days of receipt of the submitted written materials for distribution outside the U.S., these materials will be deemed to have been approved by Lilly.


11 PRODUCT INQUIRIES

     11.1 PRODUCT INQUIRIES.

     11.1.1 MiniMed will do all regulatory reporting (including Adverse Events) for MiniMed's Device and Products during the clinical trial phase and the post approval phase.

     11.1.2 Lilly will do all regulatory reporting of Adverse Events where only Lilly's Bulk Material is implicated.

     11.1.3 MiniMed will forward all Adverse Event information obtained on Lilly's Bulk Material, or the Products and Device, to Lilly within 72 hours of initial receipt.

     11.1.4 Lilly will report to MiniMed all Adverse Events associated with the Bulk Material that Lilly has reported to the relevant regulatory authorities according to the applicable regulations.

     11.1.5 The RCD will identify the specifics regarding the exchange of Adverse Event information between the Parties.

     11.2 PRODUCT QUALITY COMPLAINTS. As defined in the MRD, MiniMed shall report to Lilly, on a quarterly basis, a summary of Product quality complaints received by MiniMed.


12 TRADE SECRETS AND CONFIDENTIAL INFORMATION

     12.1 TRADE SECRETS AND CONFIDENTIAL INFORMATION. MiniMed and Lilly acknowledge that during the term of this Agreement either

Party may acquire, either from the other Party or otherwise, Confidential Information. MiniMed and Lilly shall, during the term of this Agreement and for a period of ten (10) years following termination or expiration thereof, howsoever caused, hold in confidence and will not communicate or divulge to any other person and will not use for its own benefit, or the benefit of any third person any such Confidential Information which may come howsoever into its possession. MiniMed and Lilly each shall use commercially reasonable efforts to see that each employee to whom Confidential Information is imparted does not disclose such information, during or subsequent to his or her employment by MiniMed or Lilly as the case may be, to any person who is not entitled to have access to such information. Upon termination of this Agreement, howsoever caused, MiniMed and Lilly shall each forthwith return to the other any physical manifestations of such Confidential Information then or thereafter in its possession or control provided that one complete set of all such information, secrets and know-how can be retained for legal archival purposes. The foregoing obligations of confidentiality and non-use shall not apply to information that the receiving Party can demonstrate:

     12.1.1 is independently developed without reliance on such information; or

     12.1.2 must be disclosed pursuant to an order of a court or regulatory agency of competent jurisdiction or pursuant to applicable laws, regulations or pursuant to rules of Nasdaq or an applicable stock exchange.

13 TERM AND TERMINATION OF AGREEMENT

     13.1 TERM OF AGREEMENT. Subject to the provisions contained herein which provide for earlier termination, this Agreement shall commence on the Effective Date, and shall remain in effect for a period of five (5) years until the Initial Expiration Date. MiniMed may, at its sole discretion, upon notice to Lilly from MiniMed at least one hundred eighty (180) days prior to the Initial Expiration Date, either extend the Agreement for a period of three (3) additional years or elect to terminate the Agreement at the end of the Initial Term. If no such notice is given, the Agreement will automatically renew for an additional five (5) year term. Following extension of the Agreement for an additional term, the Agreement will automatically extend for successive periods of one (1 ) additional year unless either of the Parties gives written notice to the other Party of its intention not to renew at least one hundred eighty (180) days prior to the Agreement's expiration (including any applicable extensions). Upon expiration of this Agreement, neither Party shall owe to the other any damages, or indemnification resulting from such expiration.

     13.2 BREACH OF AGREEMENT. The foregoing notwithstanding, if either MiniMed or Lilly breaches any of the terms and conditions of this Agreement, the other Party may give notice of the breach to the Party in default. If the defaulting Party does not rectify the breach within ninety (90) days after receipt of the notice, the Party who gave notice may terminate this Agreement upon the expiration of the ninety (90) day period without prejudice to such Party's claims for damages, or indemnification for the losses incurred by reason of such termination or breach of the Agreement. If the breach is of a type that cannot be cured within such ninety
(90) day period, the Party who gave notice shall not have the right to terminate this Agreement so long as the breaching Party begins bona fide, commercially reasonable efforts to cure such breach within such ninety (90) day period and continues such efforts in a reasonably expeditious manner until such breach is cured or within one hundred eighty (180) days after receipt of the notice, whichever is shorter. If the defaulting Party does not rectify the breach within such one hundred eighty (180) day period, the Party who gave notice may terminate this Agreement upon the expiration of the one hundred eighty (180) day period without prejudice to such Party's claims for damages, or indemnification for the losses incurred by reason of such termination or breach of the Agreement.

     13.3 INSOLVENCY OF A PARTY. In the event either Party becomes the subject of proceedings involving bankruptcy, insolvency, moratorium of payment, reorganization or liquidation, or if either Party makes any assignment for the benefit of its creditors, then this Agreement may by immediate notice be terminated forthwith by the other Party by written notice, without prejudice to its claims for damage, reimbursement or indemnification for losses incurred by reason of such termination.

     13.4 CHANGE IN MINIMED'S OWNERSHIP. MiniMed shall promptly report to Lilly the acquisition, by any entity beneficially owning less than 5% (including 0%) of the outstanding voting securities of MiniMed on the Effective Date, of beneficial ownership of at least 40% of the outstanding voting securities of MiniMed (not including any entity who acquires such beneficial ownership via a gift, bequest or through the laws of descent, from Alfred E. Mann) (an "Accumulation"). If (a) an Accumulation is made by a competitor of Lilly's in the diabetes field or if (b) Lilly makes a good faith determination that such Accumulation will significantly impair Lilly's interests, Lilly shall have forty-five (45) days from its receipt of notice of such Accumulation to terminate this Agreement by giving written notice to MiniMed thereof. Such notice shall state the basis and justification for such termination. If Lilly has not so notified MiniMed of its decision to terminate this Agreement within such forty-five (45) day period, Lilly shall be deemed to have consented to such Accumulation.

     13.5 RIGHTS AND DUTIES UPON TERMINATION. Following expiration or termination of this Agreement, and subject to the provisions of the paragraph immediately following this, all licenses and rights granted hereunder shall terminate except for rights in respect of licenses and rights granted under Sections 2.2, 4.3(e) and 4.4, and jointly-owned property referred to in Section 5.1(a). Following expiration or termination of this Agreement, MiniMed's obligations under Sections 3.1, 3.4, 3.5, 4.1, 4.2, 4.3, 4.4 (except for obligations relating to the orderly transfer of rights back to Lilly), 4.5, 4.6, 4.7, 5.1 and 5.3 shall terminate. Within ninety (90) days of such expiration or termination, MiniMed or Lilly shall, at the request of the other Party, either destroy, return, transfer or provide to such requesting Party all Confidential Information obtained from such requesting Party, except for a single copy of such Confidential Information which may be retained solely for legal archival purposes to determine the scope of each Party's obligations under this Agreement. In addition, within ninety (90) days of such expiration or termination, MiniMed shall provide Lilly with access to Government Approvals, developed under the obligations of this Agreement and MiniMed shall use its reasonable best efforts to transfer all Government Approvals to Lilly within one year of such expiration or termination.

     In addition, following termination of this Agreement under any one of Sections 13.4, 13.6(a) or 13.6(d) or by Lilly pursuant to Sections 13.2 or 13.3, MiniMed shall immediately stop manufacturing and selling the Products and within ninety (90) days deliver to Lilly a list of its inventory of Bulk Material and Products. Lilly may, at its option, require MiniMed to either destroy and/or deliver any such Bulk Material and Products to Lilly or to a third party named by Lilly and MiniMed shall promptly destroy and/or deliver these items as instructed by Lilly. As soon as practicable thereafter, Lilly shall reimburse MiniMed for these items at MiniMed's landed cost (i.e., Purchase Price plus shipping); provided, however, that in the event a termination is pursuant to
Section 13.4, Lilly shall reimburse MiniMed for these items at its variable cost (cost of materials and allocation of people) for such items.

     Notwithstanding the foregoing, following expiration or termination of this Agreement under either Section 13.1, 13.6(b) or 13.6(c), or by MiniMed pursuant to Sections 13.2 or 13.3, MiniMed's licenses under this Agreement shall become non-exclusive. Further, MiniMed shall have eighteen (18) months from expiration or termination of this Agreement to complete fill/finish of Products and shall have thirty-six (36) months to finish selling Products. After such thirty-six
(36) month period, all licenses granted by Lilly to MiniMed under this Agreement shall terminate.

     13.6 OTHER EARLY TERMINATION RIGHTS.

     (a) If MiniMed cannot obtain Governmental Approvals and Reimbursement Approvals for Products within five years of the Effective Date of this Agreement in the United States, Germany and France, then Lilly and MiniMed shall each have the option of terminating the Agreement upon 30 days prior written notice. Upon such termination under this Section 13.6(a), if such failure to obtain Governmental Approvals and Reimbursement Approvals for Products is due to an Adverse Event related to the Bulk Material and MiniMed has not met its minimum requirements under Section 3.7, then, in lieu of such requirements, MiniMed shall pay Lilly $3 million within 10 days of notice of termination.

     (b) If Lilly determines that this Agreement is no longer profitable for Lilly, Lilly shall have the right to terminate the Agreement with one hundred eighty (180) days notice with no obligation to MiniMed for any damages or indemnification for any losses incurred by MiniMed by reason of such termination of the Agreement.

     (c) If Lilly determines, in its sole discretion, to cease production of Bulk Material, Lilly shall have the right to terminate the Agreement with one hundred eighty (180) days notice with no obligation to MiniMed for any damages or indemnification for any losses incurred by MiniMed by reason of such termination of the Agreement.

     (d) If MiniMed determines that this Agreement is no longer profitable for MiniMed, MiniMed shall have the right to terminate the Agreement with one hundred eighty (180) days notice and suspend all further deliveries of Bulk Material with no obligation to Lilly for any damages or indemnification for any losses incurred by Lilly by reason of such termination of the Agreement.

     (e) If Lilly terminates this Agreement under Sections 3.2, 4.3(c) and 4.3(e)(iii), Lilly shall have the right to terminate the Agreement with ninety
(90) days notice. In such instance, Lilly shall not be liable to MiniMed, or any third parties, for any damages or indemnification resulting from such termination.

     13.7 SUPPLY OF BULK MATERIAL FOLLOWING TERMINATION.

     (a) Lilly shall immediately have the right not to supply Bulk Material to MiniMed following termination of this Agreement under any one of Sections 13.4, 13.6(d), 13.6(e) or by Lilly under Sections 13.2 or 13.3.

     (b) Following expiration or termination of this Agreement under either Sections 13.1, 13.6(a), 13.6(b) or 13.6(c) or by MiniMed under Sections 13.2 or 13.3, MiniMed may purchase Bulk Material in advance from Lilly not to exceed up to three (3) times the actual amount of Bulk Material purchased by MiniMed in the twelve (12) months immediately preceding such termination in accordance with the terms of this Agreement. Should this Agreement expire or terminate under Sections 13.1, 13.6(b) or 13.6(c), MiniMed's sole remedy for this expiration or termination is to purchase Bulk Material in advance from Lilly. Lilly shall have no obligation to MiniMed for any damages or indemnification for any losses incurred by MiniMed by reason of such expiration or termination of the Agreement.

     13.8 SURVIVAL OF CONTENTS. Obligations incurred by the Parties under Sections 2.2, 3.7, 4.4, 5.1(a), 8.1, 8.2, 8.3, 8.5, 8.7.6, 9.5, 9.7, 11.1.3,
11.1.4, 11.2, 12.1, 13.5 through 13.8, 15.1, 15.2, 16.1(b) through 16.3, 17.1 through 17.5, and 18.1 through 18.13, and MiniMed's payment obligations which accrue prior to the effective date of termination, or due to termination, shall survive the termination of the Agreement.


14 GENERAL REPRESENTATIONS AND WARRANTIES. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

     14.1 CORPORATE EXISTENCE AND POWER. Such Party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and (b) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and is contemplated in this Agreement.

     14.2 AUTHORIZATION. Such Party (a) has the corporate power and authority and the legal right to enter into the Agreement and perform its obligations hereunder, and (b) has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity whether enforceability is considered a proceeding at law or equity.


15 LILLY REPRESENTATIONS, WARRANTIES, INDEMNIFICATION'S AND DISCLAIMERS.

     15.1 LILLY'S BULK MATERIAL. Lilly represents and warrants that, on the date of shipment, the Bulk Material will conform to the Specifications for the Bulk Material that Lilly provides to MiniMed, such Specifications attached hereto as Appendix F. Lilly further warrants that the Bulk Material is adequately contained, packaged and labeled in accordance with the Specifications and the MRD, conforms to the affirmations of fact on the container and that the Bulk Material as so packaged has been shipped in accordance with the MRD. Lilly warrants that it will convey good title to the Bulk Material free of all liens of any kind whatsoever.

     15.2 LILLY'S REPRESENTATIONS. Lilly represents and warrants and agrees as of the Effective Date as follows:

     (a) that to the best of its knowledge and belief all information provided to MiniMed in connection with this transaction is true and correct in all material respects;

     (b) that Lilly owns or controls the Licensed Patents, Lilly Know-How, Proprietary Materials, Bulk Material, Lilly's trademarks and the like licensed hereunder and that Lilly is not precluded by law or contract from granting to MiniMed the rights specified in this Agreement to the Licensed Patents, Lilly Know-How, Proprietary Materials, Bulk Material, Lilly's trademarks and the like licensed hereunder and that Lilly is not aware of any information which would adversely impact the development, Government Approvals, commercialization and/or marketing of Products by MiniMed hereunder;

     (c) that Lilly is not aware of existing prior art that would make the Licensed Patents invalid, unenforceable or any claims in the Licensed Patents not suitable for issue; and

     (d) that Lilly is not aware of existing patents or patent applications to which royalty-bearing licenses from third parties will be necessary to obtain in order to exercise the rights granted under this Agreement.


16 MINIMED'S REPRESENTATIONS, WARRANTIES AND INDEMNIFICATIONS.

     16.1 REPRESENTATIONS AND WARRANTIES

     MiniMed represents, warrants and agrees as of the Effective Date as follows:

     (a) that MiniMed shall purchase its entire requirements of the Bulk Material from Lilly or from a supplier approved in writing by Lilly;

     (b) that MiniMed shall use the Bulk Material supplied by Lilly exclusively for the purpose of formulation research and development, evaluation or manufacturing Products for the Field pursuant to this Agreement;

     (c) that MiniMed shall manufacture the Products solely in accordance with the teachings of the Licensed Patents, the Improvements, Lilly Know-How and MiniMed Patentable Inventions;

     (d) that MiniMed shall obtain all required Governmental Approvals necessary to market and sell Products; and

     (e) that MiniMed shall market, promote, distribute and sell the Products solely for the Field.

     16.2 CERTIFICATION - GENERIC DRUG ENFORCEMENT ACT. MiniMed represents and warrants that it is not debarred and has not and will not use in any capacity, the services of any person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this certification is no longer accurate, MiniMed shall immediately notify Lilly of such changed circumstances.

     16.3 PRODUCTS. MiniMed represents and warrants that, on the date of release for sale, the Products will conform to the Specifications, practices and stipulations referred to in Section 9.4 and the MRD. MiniMed further warrants that the Products, on the date of release for sale, will be adequately contained, packaged and labeled and conform to the affirmations of fact on the container.


17 INDEMNIFICATION AND INSURANCE

     17.1 LILLY'S INTELLECTUAL PROPERTY INDEMNIFICATION. Lilly will, at its own cost, settle or defend any third party suit or proceeding brought against MiniMed to the extent based on a claim that the Bulk Material infringes an issued or granted patent. Lilly shall pay all damages and costs finally awarded against MiniMed. For this paragraph to apply, MiniMed must inform Lilly within 10 days of any claim or suit being made or brought, and give Lilly sole authority to defend or settle any such suit or proceeding, and all authority, information, and assistance reasonably necessary to settle or defend such suit or proceeding at Lilly's cost. Prior to settlement by Lilly of any claim against MiniMed pursuant to this Section 17.1, Lilly shall obtain the express written consent of MiniMed, which consent shall not be unreasonably withheld or delayed. In the event that the Bulk Material is held to infringe and its use is enjoined, Lilly may at its option obtain for MiniMed the right to continue using such Bulk Material at no additional cost to MiniMed. If Lilly is unable to obtain such rights for MiniMed, Lilly shall grant MiniMed a credit and accept return of unused Bulk Material. Lilly has no liability under this section if the alleged infringement arises out of non-compliance with the Specifications, compliance with MiniMed's specifications, any addition or modification by MiniMed, or MiniMed's use of Bulk Material with other products, and MiniMed shall indemnify Lilly for all of the foregoing. Lilly's obligation under this paragraph shall not apply to any alleged infringement after MiniMed has received written notice of such infringement unless Lilly gives written consent for such continuing alleged infringement. THIS PARAGRAPH STATES THE ENTIRE LIABILITY FOR INFRINGEMENT OF INTELLECTUAL PROPERTY AND IS IN LIEU OF ALL OTHER WARRANTIES OF NON-INFRINGEMENT, EXPRESS OR IMPLIED.

     17.2 LILLY INDEMNITY. Lilly shall indemnify, defend and hold MiniMed harmless from and against all Losses resulting from or arising out of: (i) Lilly's manufacturing, testing, packaging, storage and handling of Bulk Material that occurs prior to Lilly's delivery of Bulk Material to MiniMed's designated common carrier as described in Section 6.2; (ii) the breach by Lilly of its representations, warranties or obligations under this Agreement; (iii) the violation of any Law by Lilly; or (iv) the negligence or willful misconduct of Lilly, its employees or its agents (collectively "Lilly Activities"), except to the extent such Losses result from MiniMed Activities (as defined in Section 17.3).

     17.3 MINIMED INDEMNITY. MiniMed shall indemnify, defend and hold Lilly harmless from and against all Losses resulting from or arising out of (i) MiniMed's manufacturing of the Products, packaging, testing, labeling, storage, handling, marketing, promotion, distribution, delivery and/or sale of the Products/Bulk Material that occurs after Lilly's delivery of Bulk Material to MiniMed's designated common carrier as described in Section 6.2, (ii), the breach by MiniMed of its representations, warranties or obligations under this Agreement, (iii) the violation of any Law by MiniMed, or (iv) the negligence or willful misconduct of MiniMed, its employees or its agents (collectively "MiniMed Activities"), except to the extent such Losses result from Lilly Activities (as defined in Section 17.2).

     17.4 INDEMNIFICATION PROCEDURE. A Party seeking indemnification ("Indemnified Party") shall notify, in writing, the other Party ("Indemnifying Party") within fifteen (15) days of the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party's failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity(ies) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional liquidated or other readily quantifiable damages as a result of such failure. The Indemnifying Party, while reserving the right to contest its obligations to indemnify hereunder, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification hereunder. The Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation to indemnity the Indemnified Party hereunder, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable objection of the Indemnified Party.

     17.5 INSURANCE. MiniMed shall, throughout the term of this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance including standard product liability insurance designating Lilly as an additional insured. Such policy shall provide protection against any and all claims, demands and causes of action arising out of any defects, alleged or otherwise, of the Products. The amount of coverage shall be a minimum of One Million Dollars ($1,000,000.00) combined single limit coverage, for each occurrence for bodily injury and/or for property damage. MiniMed shall furnish Lilly a certificate of insurance evidencing such insurance within thirty (30) days after execution of this Agreement.


18 TRADEMARK

     (a) Lilly and MiniMed agree that a new brand name/trademark for the Products for use in MiniMed pumps (hereafter the "Trademarks") will be developed and used by MiniMed on the Products.

     (b) Lilly and MiniMed agree jointly to create name candidates promptly after this Agreement is signed by both parties for which Lilly's legal department will search, review and provide an opinion. Selection of the Trademark(s) to adopt will be made by consensus agreement by both Lilly and MiniMed. Notwithstanding the foregoing, Lilly and MiniMed agree that the preferred name to adopt will draw on Lilly's franchise in Huma marks, and will consist of a name that begins with Huma_____, unless otherwise agreed to by the parties.

     (c)  Lilly and MiniMed agree that Lilly will own the Trademark(s).

     (d) Lilly agrees to license the right to use the Trademark(s) to MiniMed by executing a license agreement with MiniMed substantially in conformity with Appendix J to this Agreement and such other provisions to which the Parties may agree. Lilly further agrees to take the same actions to secure, maintain, and protect the Trademark(s) in all countries in the Territory that Lilly ordinarily takes with regard to its pharmaceutical trademarks, and Lilly also agrees to bear all expenses associated with such actions. Lilly and MiniMed further agree to execute such documents, such as, but not limited to, registered user agreements, as may be necessary or helpful from time to time to comply with licensing or other trademark regulations, laws or other requirements applicable in the Territory.

     (e) MiniMed's license to the Trademark(s) will/shall expire upon the termination of this Agreement. Upon such termination, MiniMed shall have the right to pay Lilly 50% of Lilly's direct costs in obtaining and maintaining the Trademark(s) in exchange for Lilly's covenant not to use the Trademark(s) for two (2) years in the United States and for five years (5) outside the United States.

19 MISCELLANEOUS

     19.1 FORCE MAJOR. Neither Party to this Agreement shall be liable for failure to perform if the failure is attributable to any cause which is reasonably beyond the Party's control, including:

     19.1.1 war (declared or undeclared), riot, political insurrection, rebellion, revolution;

     19.1.2 acts or orders of or expropriation by any government (whether de facto or de jure) prohibiting the import or export of the goods covered hereby imposing or rationing;

     19.1.3 inability to procure, after exertion of reasonable best efforts, or shortage of supplies of necessary materials, equipment, or production facilities;

     19.1.4 quarantine restrictions;

     19.1.5 fuel shortage;

     19.1.6 strike, lockout, or other labor troubles which interfere with the manufacture, sale or transportation of the goods covered hereby or with the supply of raw materials necessary for their production;

     19.1.7 fire, flood, explosion, earthquake, tornadoes or other natural events.

     19.2 RELATIONSHIP BETWEEN PARTIES. Nothing in this Agreement or in the activities engaged in by Lilly or MiniMed hereunder shall create an agency, partnership, employment or joint venture relationship between the Parties.

     19.3 NON-DISCLOSURE OF AGREEMENT. Neither Party to this Agreement may release any information to any third party regarding the terms or existence (including results derived therefrom) of this Agreement without the prior written consent of the other Party. In order to obtain a Party's consent, the other Party should provide such information as will enable the other Party to evaluate issues relating to the disclosure; provided, however, that in the event a Party is engaged in bona fide discussions relating to a possible business combination, the Party shall not be required to disclose to the other Party the specific identity of the entity with whom the Party is engaged in discussions. Without limitation, this prohibition applies to press releases, educational and scientific conferences, quarterly investor updates, promotional materials, governmental filings and discussions with public officials, the media, security analysts and investors. However, this provision does not apply to any disclosures regarding this Agreement or related information which may be required by law or the rules of Nasdaq or an applicable stock exchange, including requests for a copy of this Agreement or related information by tax authorities. If any Party to this Agreement determines a release of information regarding the existence or terms of this Agreement is required by law, that Party will notify the other Party as soon as practicable and give as much detail as possible in relation to the disclosure required. The Parties will then cooperate with respect to determining what information should actually be released.

     19.4 LEGAL COMPLIANCE. MiniMed shall ensure that it and its importing, Manufacturing Activities and Selling Activities shall at all times comply with all applicable laws, including but not limited to packaging and labeling laws.

     19.5 NOTICES. Any notice authorized or required to be given under the terms of this Agreement shall be given by facsimile transmission, registered mail, telex or adequately prepaid cable or telegram sent to the above principal place of business of the addressee (or such other address as the addressee may previously by notice to the other Party have stipulated) or by hand delivering the same to such address.



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

Notices shall be deemed to be given in the case of a facsimile transmission when sent provided it is confirmed by registered mail not later than the next business day, in the case of registered mail upon the receipt by the other Party, in the case of a telex upon the receipt of the addressee's answer-back at the foot of the sender's copy thereof, in the case of a cable or telegram upon the expiration of forty-eight (48) hours after lodgment with the official sending body, and in the case of hand delivery upon the hand delivery of the notice.

     19.6 ASSIGNMENT. Either Party may assign this Agreement, in whole or in part, without the prior written consent of the other to any of its direct or indirect wholly-owned subsidiaries or parent companies. No other assignment by any Party without the consent of the other Party hereto shall be valid.

     19.7 WAIVER. The failure of either Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

     19.8 ENTIRE AGREEMENT. This Agreement constitutes the definitive agreement of the Parties on the subject matter hereof and supersedes, cancels and annuls all prior agreements, understandings and undertakings relating to the subject matter hereof. This Agreement shall not be modified or amended except by a written document signed by a duly authorized officer of the Parties. There are no verbal agreements, warranties, representations or understandings affecting this Agreement and all previous or other negotiations, representations, and understandings between the Parties are merged herein.

     19.9 CHOICE OF LAW AND JURISDICTION. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Indiana, without regard to its choice of law rules.

     19.10 SEVERABILITY. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement. In the event of such invalidity, the Parties shall seek to agree on an alternative enforceable provision that preserves the original purpose of this Agreement.

     19.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     19.12 HEADINGS. All titles, headings and captions are placed in this Agreement



                                       38
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merely as a matter of convenience and shall not affect the construction or interpretation of any of its provisions.

     19.13 NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any person other than the Parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.


20 CONTINGENCY OF AGREEMENT

     20.1 CONTINGENCY OF AGREEMENT. With reference to Sections 4.2 and 9.1 of this Agreement, the Parties acknowledge that the obligations of the Parties under this Agreement are contingent upon the Parties compiling and agreeing upon a Manufacturing Responsibility Document and a Regulatory and Clinical Document within six (6) months of the Effective Date.


     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives, on the date written below.

ELI LILLY AND COMPANY                       MINIMED INC.

Signature: /s/ MICHAEL L. EAGLE             Signature: /s/  ALFRED E. MANN
Name:      Michael L. Eagle                 Name:      Alfred E. Mann

Title:     V.P. for Manufacturing           Title:     Chairman and CEO

Date:      February 1, 1999                 Date:      January 29, 1999



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